Exhibit 99.1

Contract:	Paul W. Nester
Vice President and CFO
Telephone:	(540) 777-3837

FOR IMMEDIATE RELEASE

RGC RESOURCES, INC. ANNOUNCES
CEO RETIREMENT

ROANOKE, Va. (November 26, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced that John S. D’Orazio will voluntarily retire as President and Chief Executive Officer effective February 7, 2020. As part of the Company’s corporate succession plan, the Board of Directors approved the appointment of Paul W. Nester, age 45, as President and CEO of the Company effective with Mr. D’Orazio’s retirement. Mr. D’Orazio has indicated his willingness to serve in an advisory capacity for a year following his retirement.
D’Orazio stated, “It has been an honor and privilege to lead RGC Resources for the past six years and to work with an exceptional management team, Board of Directors and dedicated employees. This Company has been a family to me for over 27 years and I will miss the day-to-day interaction with co-workers. Mr. Nester is an exceptional individual who will lead this Company going forward.”
Resources Chairman John B. Williamson, III, expressed the "Board of Directors’ deep appreciation for Mr. D’Orazio’s years of successful leadership of RGC Resources and their full faith in the leadership capabilities of Mr. Nester”. Mr. Nester has been the Company CFO since May 2012 and has been President of Roanoke Gas Company since January 2019.

RGC Resources, Inc. provides energy and related products and services to approximately 62,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
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